Exhibit 99.1
News Release

M.D.C. HOLDINGS ANNOUNCES OPTIONAL REDEMPTION OF ALL OUTSTANDING 5.500% SENIOR NOTES DUE JANUARY 2024

DENVER, COLORADO, November 23, 2021. M.D.C. Holdings, Inc. (NYSE: MDC) ("MDC" or the "Company") today announced that it will redeem all of its outstanding 5.500% Senior Notes due January 2024 (CUSIP No. 552676AR9) (the "Notes"), which total $126,368,000, on December 23, 2021. The Notes will be redeemed pursuant to their optional redemption provisions at a redemption price that will include a premium based on the present value of the remaining scheduled payments on the Notes as described in the indenture, together with accrued and unpaid interest on the Notes to the redemption date of December 23, 2021. The redemption will be funded from the Company's available cash balances.
U.S. Bank National Association is the trustee and paying agent with respect to the Notes.

About MDC

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 220,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, Seattle, Portland, Boise, Nashville, Austin and Albuquerque. MDC's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contact: Robert N. Martin; Senior Vice President and Chief Financial Officer; 1-866-424-3395; IR@mdch.com